UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Pershing Gold Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PERSHING GOLD CORPORATION

1658 Cole Boulevard

Building 6 - Suite 210

Lakewood, Colorado 80401
(877) 705-9357

NOTICE OF ANNUAL AND SPECIAL MEETING OF THE STOCKHOLDERS

To be held December 16, 2013

Dear Pershing Gold Corporation Stockholder:

NOTICE IS HEREBY GIVEN that an Annual and Special Meeting of the Stockholders of Pershing Gold Corporation (“Pershing Gold”) will be held on December 16, 2013 at 9:00 a.m., local time, at Denver Marriott West located at 1717 Denver W. Blvd., Golden, Colorado 80401.  The Annual and Special Meeting will be held for the following purposes:

1.                                      To elect three (3) directors to hold office until their successors are elected and qualified;

2.                                      To approve, in an advisory (non-binding) vote, the compensation of the Company’s named executive officers (“say-on-pay”);

3.                                      To conduct an advisory (non-binding) vote regarding the frequency of the say-on-pay votes;

4.                                      To consider and vote upon a proposal to authorize the Board of Directors of Pershing Gold (the “Board of Directors”) to effect a reverse stock split of the outstanding share of our common stock at an exchange ratio of not less than 1-for-2 and no more than 1-for-25, with the Board of Directors having the discretion to determine (i) whether or not to effect any reverse stock split and (ii) the exact ratio of any reverse split, at a ratio of whole numbers within the above range (“Reverse Split Proposal”); and

5.                                      To authorize the Board of Directors of Pershing Gold, in the event the Reverse Split Proposal is approved, to reduce the number of shares of common stock authorized to be issued by Pershing Gold to a number determined by the Board of Directors in its discretion, which number of shares of common stock authorized to be issued shall be not less than 100,000,000 shares or more than 250,000,000 shares.

The Board of Directors of Pershing Gold has fixed the close of business on November •, 2013 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual and Special Meeting or any adjournments or postponements thereof.  This Notice of Annual and Special Meeting of Stockholders and the attached Proxy Statement are first being mailed to the Pershing Gold’s stockholders on or about November •, 2013.

The attached Proxy Statement, proxy card, the Company’s Annual Report on Form 10-K (including financial statements) for the fiscal year ended December 31, 2012, as amended, and the Company’s Quarterly Report on Form 10-Q (including financial statements) for the quarterly period ended June 30, 2013, as amended are available at http://viewproxy.com/pershinggold/2013.

By order of the Board of Directors,

/s/ Mindyjo Germann
Mindyjo Germann
Corporate Secretary

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS, PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD OR SUBMIT YOUR PROXY AND/OR VOTING INSTRUCTIONS BY TELEPHONE OR THROUGH THE INTERNET SO THAT A QUORUM MAY BE REPRESENTED AT THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

i

PERSHING GOLD CORPORATION

1658 Cole Boulevard

Building 6 - Suite 210

Lakewood, Colorado 80401
(877) 705-9357

PROXY STATEMENT

ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS

December 16, 2013

This Proxy Statement is furnished to the stockholders of Pershing Gold Corporation (“Pershing Gold,” the “Company,” or “we”) in connection with the solicitation of proxies by the Board of Directors of Pershing Gold (the “Board of Directors”) to be voted at the Annual and Special Meeting of Stockholders on December 16, 2013, or at any postponements or adjournments of the Annual and Special Meeting. Our Annual and Special Meeting is being held for the purposes set forth in the accompanying the Notice of Annual and Special Meeting of Stockholders. This Notice of Annual and Special Meeting of Stockholders and the attached Proxy Statement and proxy card are first being mailed to the Pershing Gold’s stockholders on or about November •, 2013.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on December 16, 2013:

The attached Proxy Statement, proxy card, the Company’s Annual Report on Form 10-K (including financial statements) for the fiscal year ended December 31, 2012, as amended, and the Company’s Quarterly Report on Form 10-Q (including financial statements) for the quarterly period ended June 30, 2013, as amended are available at http://viewproxy.com/pershinggold/2013.

ABOUT THE MEETING

When was the Proxy Statement first mailed to stockholders?

The Proxy Statement was first mailed to stockholders on or about November •, 2013.

Why am I receiving this Proxy Statement and proxy card?

You have received these proxy materials because the Board of Directors is soliciting your proxy to vote your common stock at the Annual and Special Meeting of Stockholders on December 16, 2013. This Proxy Statement describes matters on which we would like you to vote at our Annual and Special Meeting. It also provides you with information on these matters so that you may make an informed decision.

What is the purpose of the Annual and Special Meeting?

At our Annual and Special Meeting, stockholders will vote on the following five items of business:

(1)                                 To elect three (3) directors to hold office until their successors are elected and qualified;

(2)                                 To conduct an advisory say-on-pay resolution to approve our executive compensation;

(3)                                 To conduct an advisory proposal regarding the frequency of future say-on-pay votes;

(4)                                 To consider and vote upon a proposal to authorize the Board of Directors to effect a reverse stock split of the outstanding shares of our common stock at an exchange ratio of not less than 1-for-2 and no more than 1-for-25, with the Board of Directors having the discretion to determine (i) whether or not to effect any reverse stock split and (ii) the exact ratio of any reverse split, at a ratio of whole numbers within the above range (“Reverse Split Proposal”); and

(5)                                 To authorize the Board of Directors of Pershing Gold, in the event the Reverse Split Proposal is approved, to reduce the number of shares of common stock authorized to be issued by Pershing Gold to a number determined by the Board of Directors in its discretion, which number of shares of common stock authorized to be issued shall be not less than 100,000,000 shares or more than 250,000,000 shares.

Stockholders will also vote on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

What are the Board of Director’s recommendations?

The Board of Directors recommends that you vote:

•                  FOR the election of each of the three (3) nominated directors (see “Proposal No. 1”)

•                  FOR the advisory say-on-pay resolution to approve our executive compensation (see “Proposal No. 2”)

•                  THREE YEARS for the advisory vote on the frequency of future say-on-pay votes (see “Proposal No. 3”)

•                  FOR the amendment to our Amended and Restated Articles of Incorporation to effect a reverse stock split of the outstanding share of our common stock at an exchange ratio of not less than 1-for-2 and no more than 1-for-25 (see “Proposal No. 4”)

•                  FOR the amendment to our Amended and Restated Articles of Incorporation to reduce the number of shares of common stock authorized to be issued by Pershing Gold (see “Proposal No. 5”)

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

Each share of common stock as well as the Series E preferred stock on an as-converted basis outstanding on the record date is entitled to one vote on each matter. The record date for the meeting is November •, 2013.  Only stockholders of record at the close of business on that date are entitled to vote at the Annual and Special Meeting.  As of the record date, there were • shares of common stock outstanding and • shares of Series E preferred stock outstanding.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker or other holder of record rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Action Stock Transfer Corp., you are considered, with respect to those shares, the stockholder of record, and we have sent the Notice directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. You may vote by proxy by filling out the proxy card included with the materials or by calling the toll free number found on the proxy card.

Beneficial Owner.  If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by that holder together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote and are also invited to attend the Annual and Special Meeting.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a stockholder of record but hold shares through a broker, bank or other holder of record (i.e., in street name) and wish to attend the meeting, you will need to provide proof of beneficial ownership on the record date, such as your most recent account statement as of November •, 2013, a copy of the voting instruction card provided by your broker, bank or other holder of record, or other similar evidence of ownership. Registration and seating will begin at 8:30 a.m., Denver time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If I am a stockholder of record, how do I vote?

If you are a stockholder of record, you may vote by proxy using the enclosed proxy card or in person at the Annual and Special Meeting. To ensure that your vote is counted, even if you plan to attend the Annual and Special Meeting, we recommend that you submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

To vote your shares of common stock or preferred stock by using the enclosed proxy card, please fill out the proxy card included with the materials or call the toll free number found on the proxy card.

If I am a beneficial owner of share held in street name, how do I vote?

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received from that organization, rather than from Pershing Gold, a proxy card and voting instructions with these proxy materials. You may vote by proxy using the enclosed proxy card or in person at the Annual and Special Meeting.  You may vote in person at the meeting only if you obtain a legal proxy from the broker, bank or other holder of record that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual and Special Meeting, we recommend that you submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

If you do not plan to attend the Annual and Special Meeting, you may vote by submitting voting instructions to your broker, bank or other holder of record. For directions on how to vote, please refer to the instructions included in the Notice or, for shares held beneficially in street name, the voting instruction card provided by your broker, bank or other holder of record.

If you do not tell your broker or nominee how to vote your shares, your shares will be counted in determining whether there is a quorum, but the nominee is not permitted to vote your shares except on matters that are determined to be routine.  If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares.  None of the matters to be considered at Annual and Special Meeting are considered to be routine.

May I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the meeting by: (1) delivering a written notice of your revocation to our Corporate Secretary at our principal executive office located at 1658 Cole Blvd., Bldg. 6, Suite 210, Lakewood, CO 80401; (2) executing and delivering a later dated proxy card; or (3) by the Internet or telephone by following the voting instructions provided in the Notice. In addition, the powers of the proxy holders to vote your stock will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority (over 50%) of the shares of our common stock outstanding and entitled to vote, including the Series E preferred stock on an as-converted basis, as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you properly submit a proxy, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker or bank indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

Election of Directors. In the election of directors, three (3) candidates will be elected by a plurality of affirmative votes present in person or by proxy at the Annual and Special Meeting and entitled to vote on the election of directors. That is, the three (3) candidates that receive the highest number of affirmative votes will be elected to serve on our Board of Directors. Abstentions and “broker non-votes” count as votes against the proposal.

Advisory Say-On-Pay Resolution. The advisory say-on-pay resolution to approve our executive compensation must receive the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the Annual and Special Meeting and entitled to vote at the Annual and Special Meeting. Because your vote on this proposal is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation. Abstentions and “broker non-votes” count as votes against the proposal.

Frequency of Say-On-Pay Votes. The frequency of the advisory vote on the frequency of say-on-pay votes (every one year, every two years, or every three years) receiving the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the Annual and Special Meeting and entitled to vote at the Annual and Special Meeting will be the frequency that stockholders approve. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by our stockholders. Because your vote on this proposal is advisory, it will not be binding on the Board of Directors or the Company. Although nonbinding, the Board of Directors will review and consider the voting results when making future decisions regarding the frequency of the advisory vote on executive compensation. Abstentions and “broker non-votes” count as votes against the proposal.

Reverse Stock Split. The amendment to our Amended and Restated Articles of Incorporation to effect a reverse stock split must receive the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the Annual and Special Meeting and entitled to vote at the Annual and Special Meeting. Abstentions and “broker non-votes” count as votes against the proposal.

Reduce Number of Authorized Shares of Common Stock. The amendment to our Amended and Restated Articles of Incorporation to reduce the number of shares of common stock authorized to be issued by Pershing Gold must receive the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the Annual and Special Meeting and entitled to vote at the Annual and Special Meeting. Abstentions and “broker non-votes” count as votes against the proposal.

How may I vote on each of the proposals?

In the election of directors, you may vote FOR any one or more, or all, of the nominees, or your vote may be WITHHELD with respect to any one or more, or all, of the nominees.

For the advisory say-on-pay resolution to approve our executive compensation, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

For the advisory say-on-pay resolution to approve our executive compensation, you may vote ONE YEAR, TWO YEARS, or THREE YEARS on the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

For the amendment to our Amended and Restated Articles of Incorporation to effect a reverse stock split, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

For the amendment to our Amended and Restated Articles of Incorporation to reduce the number of shares of common stock authorized, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

Who will count the proxy votes?

Votes will be tabulated by Alliance Advisors, LLC.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the meeting other than the matters described in this Proxy Statement. If any matters are properly brought before the meeting, the persons named on the enclosed proxy card will vote on such matters in accordance with their best judgment.

What rights of appraisal or similar rights of dissenters do I have with respect to any matter to be acted upon at the meeting?

Under Nevada law, stockholders of the Company do not have the right to dissent and obtain an appraisal of their shares with respect to the proposed actions described in this Proxy Statement.

Who will bear the cost of this proxy solicitation?

The cost of this proxy solicitation will be borne by Pershing Gold. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, email, or in person. We will also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees, and we will reimburse banks and brokers for their reasonable out-of-pocket expenses in so doing.

How can I find out the results of the voting at the Annual and Special Meeting?

Preliminary voting results will be announced at the Annual and Special Meeting.  Final voting results will be published by the Company in a Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission within the four business days following the Annual and Special Meeting.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the election of the following three nominees:

Stephen Alfers

Barry Honig

Alex Morrison

The Board of Directors has nominated for election at the Annual and Special Meeting Messrs. Alfers, Honig, and Morrison to serve until their successors are elected and qualified. Each nominee is currently a director of Pershing Gold and has consented to being named as a nominee.

The following table sets forth the name, residence, age, and current positions of each nominee:

Name and Residence	Age	Position
Stephen Alfers(1)	67	Director, Chairman of the Board of Directors
Colorado, USA
Barry Honig	42	Director
Florida, USA
Alex Morrison	50	Director
Colorado, USA

(1)   Mr. Alfers also serves as our President and Chief Executive Officer.

Information regarding each nominee is set forth below, based upon information furnished to us by the nominee.

Nominees for Election

Stephen Alfers.  Mr. Alfers was appointed as our Chief Executive Officer and Chairman on February 9, 2012. Mr. Alfers was appointed as our President on August 6, 2012. Mr. Alfers served as the President and Chief of U.S. Operations of Franco-Nevada Corporation from 2010 to 2011 and its Vice President (Legal) from 2007 to 2009. Mr. Alfers served as President of Franco-Nevada US Corporation, the wholly owned subsidiary of Franco-Nevada Corporation, from 2010 to 2011. Mr. Alfers is the founder and has been President of Alfers Mining Consulting since 2007, which performs consulting services from time to time for mining and exploration companies and investors in these industries. Mr. Alfers served as the President and Chief Executive Officer of NewWest Gold Corporation, a publicly-traded Canadian corporation listed on the Toronto Stock Exchange, from 2006 to 2007. Mr. Alfers also served on the Board of Directors of NewWest Gold Corporation from 2005 to 2007. Mr. Alfers served as President and Chief Executive Officer of the NewWest Resources Group from 2001 to 2005 and as President and Chief Executive Officer of NewWest Gold Corporation, a privately-held Delaware Corporation, from 2005 to 2006. Mr. Alfers was the founder and managing partner of Alfers & Carver LLC from 1995 to 2001, a boutique natural resources law firm. Mr. Alfers received a J.D. from the University of Virginia, an M.A. in Monetary Policy and Public Finance from the University of Denver and a B.A. in Economics from the University of Denver. Mr. Alfers was chosen to be a director of the Company based on his extensive mining industry and operational experience, and his mining industry legal expertise.

Barry Honig.  Mr. Honig has served as a director of our company since September 29, 2010.  Mr. Honig was appointed as our Co-Chairman on September 29, 2010 and served as our Chairman from September 2, 2011 to February 9, 2012. Since January 2004, Mr. Honig has been the President of GRQ Consultants, Inc., and is a private investor and consultant to early stage companies. Mr. Honig’s expertise includes early stage company capital restructuring, debt financing, capital introductions, and mergers and acquisitions. Mr. Honig sits on the board of several private companies. In addition, Mr. Honig has served as a director of Chromadex Corporation since October 2011 and served as the Co-Chairman of InterCLICK, Inc. from August 2007 through December 2011. Mr. Honig was appointed the co-Chairman of Chromadex Corp. on October 14, 2011. Mr. Honig was selected to serve as our director due to his extensive knowledge of the capital markets, his judgment in assessing business strategies and accompanying risks, and his expertise with emerging growth companies.

Alex Morrison.  Mr. Morrison has served as a director of our Company since November 19, 2012.  Mr. Morrison is a mining executive, chartered accountant and certified public accountant with over 26 years of experience in the mining industry. He currently serves on the boards of Detour Gold Corporation and Taseko Mines Limited. Mr. Morrison has held senior executive positions at a number of mining companies, most recently serving as Vice President and Chief Financial Officer of Franco-Nevada Corporation from 2007 to 2010. From 2002 to 2007, Mr. Morrison held increasingly senior positions at Newmont Mining Corporation, including Vice President, Operations Services and Vice President, Information Technology. Prior to that, Mr. Morrison was Vice President and Chief Financial Officer of NovaGold Resources, Inc. and Vice President and Controller at Homestake Mining Company and held senior financial positions at Phelps Dodge Corporation and Stillwater Mining Company. In addition, periodically between 2007 and the present, Mr. Morrison has performed financial consulting services for mining companies. Mr. Morrison began his career with PricewaterhouseCoopers LLP after obtaining his Bachelor of Arts in Business Administration from Trinity Western University. Mr. Morrison was selected to serve as our director due to his extensive mining resource and business experience and his financial expertise.

PROPOSAL NO. 2— ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the advisory say-on-pay resolution to approve our executive compensation.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), enacted in July 2010, requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement in accordance with the compensation disclosure rules of the SEC.

We urge stockholders to read the “Executive Compensation” beginning on page 18 of the Proxy Statement, which provide detailed information on the compensation of our named executive officers. Our compensation programs are designed to support its business goals and promote short- and long-term profitable growth of Pershing Gold. Our equity plans are intended to align compensation with the long-term interests of our stockholders.

In accordance with Section 14A(a)(1) of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the Annual and Special Meeting of Stockholders:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402(m) through (r) of Regulation S-K, including the Executive Compensation section, compensation tables and narrative discussion, as set forth in the Company’s Definitive Proxy Statement on Schedule 14A.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Company or the Board of Directors. The say-on-pay proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies, practices, and plans described in the Proxy Statement. Although non-binding, the Board of Directors will carefully review and consider the voting results when making future decisions regarding our executive compensation program.  Unless the Board of Directors modifies its policy on the frequency of holding say-on-pay advisory votes, the next say-on-pay advisory vote will occur in 2016.

PROPOSAL NO. 3—ADVISORY (NON-BINDING) VOTE ON THE
FREQUENCY OF “SAY-ON-PAY” VOTES

The Board of Directors unanimously recommends that the Company’s stockholders vote THREE YEARS for the advisory vote on the frequency of future say-on-pay votes.

The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preferences as to how frequently we should seek advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC. By voting with respect to this Proposal No. 3, stockholders may indicate whether they would prefer that we conduct advisory votes on executive compensation every one, two, or three years. Stockholders also may, if they desire, abstain from casting a vote on this proposal.

After careful consideration of the various arguments supporting each frequency level, the Board of Directors has determined that holding an advisory “say-on-pay” vote every three years on our executive compensation is the most appropriate policy for the Company at this time, and recommends that stockholders vote for advisory “say-on-pay” votes on our executive compensation to occur once every three years.

In accordance with Section 14A(a)(1) of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the Annual and Special Meeting of Stockholders:

RESOLVED, that the option of once every one year, two years, or three years that receives the affirmative vote of a majority of the votes cast by stockholders present in person or by proxy at the Annual and Special Meeting and entitled to vote at the Annual and Special Meeting will be the frequency that stockholders approve will be determined to be the preferred frequency with which the Company is to hold a stockholder vote to approve the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402(m) through (r) of Regulation S-K, including the Executive Compensation section, compensation tables and narrative discussion.

This vote is advisory and not binding on the Company or the Board of Directors in any way. Although non-binding, the Board of Directors will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. Notwithstanding the Board of Director’s recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two, or three years, or abstaining). Stockholders are not voting to approve or disapprove the Board of Director’s recommendation.

PROPOSAL NO. 4— APPROVAL TO EFFECT REVERSE STOCK SPLIT OF COMMON STOCK

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the approval of the proposal to authorize the Board of Directors to file an amendment to our Amended and Restated Articles of Incorporation to effect a reverse stock split of the outstanding shares of our common stock at an exchange ratio of not less than 1-for-2 and no more than 1-for-25.

General

The Board of Directors has approved and recommended a proposal to authorize the Board of Directors to effect a reverse stock split of all of our outstanding common stock at a ratio of not less than 1-for-2 and not more than 1-for-25, with the Board of Directors having the discretion as to whether or not the reverse split is to be effected, and with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Board of Directors in its sole discretion. The proposal provides that the Board of Directors will have sole discretion pursuant to Section 78.390(5) of the Nevada Revised Statutes to elect, at any time before the first anniversary of the date of this meeting, as it determines to be in our best interest, whether or not to effect the reverse split, and, if so, the number of our shares of common stock between and including 1-for-2 and 1-for-25 that will be combined into one share of our common stock. The Board of Directors believes that this range of reverse split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining whether to implement the reverse split following the receipt of stockholder approval, the Board of Directors may consider, among other things, factors such as:

•                  our financial condition and ability to execute our business plans;

•                  the historical trading price and trading volume of our common stock;

•                  the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse split on the trading market for our common stock;

•                  our ability to have our shares of common stock listed on a U.S. national securities exchange such as The NASDAQ Stock Market or the NYSE MKT;

•                  the anticipated impact of the reverse split on our ability to raise additional financing;

•                  which split ratio, within the range described above, would result in the greatest overall reduction in our administrative costs; and

•                  prevailing general market and economic conditions.

If approved by stockholders and implemented by the Board of Directors, the Reverse Split will become effective on such date as may be determined by the Board of Directors upon the filing of the necessary amendments to our Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada (the “Effective Date”).

Reasons for the Reverse Stock Split

The Board of Directors believes that a reverse stock split could be desirable for two reasons. First, the Board believes that a reverse stock split could improve the marketability and liquidity of our common stock. Second, the Board of Directors believes that a reverse stock split could facilitate the listing of our common stock on a U.S. national securities exchange such as the NYSE MKT or The NASDAQ Stock Market.

The Board of Directors believes that the increased market price of our common stock expected as a result of implementing a reverse split could improve the marketability and liquidity of our stock and will encourage interest and trading in our stock. Theoretically, the number of shares outstanding and the share price should not, by themselves, affect the marketability of our common stock, the type of investor who acquires them, or our reputation in the financial community. However, in practice, this is not necessarily the case, as many investors look upon low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment in such securities. The Board of Directors is aware of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within brokerage firms from dealing in low-priced stocks. Institutional investors typically are restricted from investing in companies whose stocks trade at less than five dollars per share. Stockbrokers may also be subject to restrictions on their ability to recommend stocks trading at less than five dollars per share because of the general presumption that such securities may be highly speculative. In addition, the structure of trading commissions tends to adversely affect holders of low-priced stocks because the brokerage commission on a sale of such securities generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

If approved by stockholders and implemented by the Board of Directors, the reverse split would be intended, in part, to result in a price level for our common stock that would increase investor interest and eliminate the resistance of brokerage firms and institutional investors. On October 24, 2013, the closing bid price for our common stock, as reported by the OTCQB Market, was $0.37 per share. No assurances can be given that the market price for our common stock would increase in the same proportion as the reverse split or, if increased, that such price would be maintained. In addition, no assurances can be given that the reverse split would increase the price of our common stock to a level in excess of the five dollar threshold discussed above or otherwise to a level that is attractive to brokerage houses and institutional investors.

In order to list our common stock on a U.S. national securities exchange such as the NYSE MKT or The NASDAQ Stock Market, we must fulfill certain listing requirements.  One of the listing standards requires stocks to have a minimum bid price.  For example, the NYSE MKT requires minimum share prices between $2.00 and $3.00 per share and The NASDAQ Stock Market requires a minimum share price of $4.00 per share.  A reverse stock split should initially result in an increase in the price per share of our common stock and substantially reduce the risk that a U.S. national securities exchange would decline to list our common stock on the basis of failure to meet such exchange’s minimum stock price.  No assurances can be given that, even if we satisfy such listing requirements, we will apply to have our common stock listed on a U.S. national securities exchange, or that, if we do so apply, that our application will be approved, or that, if our common stock is listed on a U.S. national securities exchange, we will be able to satisfy the maintenance requirements for continued listing.

Effects of the Reverse Split

If the reverse stock split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock and to reduce the number of shares of common stock issuable upon conversion of the preferred stock, and exercise of stock options and warrants, based on the reverse stock split ratio selected by the Board of Directors. We are subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. Our common stock currently trades on the OTCQB Market. The reverse stock split would not affect the registration of our common stock under the Exchange Act or the quotation of our common stock on the OTCQB Market.

The reverse stock split would be effected simultaneously for all issued and outstanding shares of common stock and the exchange ratio would be the same for all issued and outstanding shares of common stock. The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company, except for negligible amounts resulting from the rounding up of fractional shares. After the reverse stock split, the shares of our common stock would have the same voting rights and rights to dividends and distributions and would be identical in all other respects to our common stock now authorized. Common stock issued pursuant to the reverse stock split would remain fully paid and non-assessable. The reverse stock split would not affect us continuing to be subject to the periodic reporting requirements of the Exchange Act. The reverse stock split is not intended to be, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

Proportionate voting rights and other rights and preferences of the holders of our common stock and preferred stock would not be affected by the proposed reverse stock split (except for negligible amounts resulting from the rounding up of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split would generally continue to hold 2% of the voting power of the outstanding shares of our common stock immediately after the reverse stock split. Moreover, the number of stockholders of record would not be affected by the reverse stock split.

Board Discretion to Implement or Abandon Reverse Split

The reverse split would only be effected upon a determination by the Board of Directors that the reverse split (with an exchange ratio determined by the Board of Directors as described above) is in our best interest. Such determination shall be based upon certain factors, including, but not limited to, our ability to meet stock exchange listing requirements, existing and expected marketability and liquidity of our common stock, our financial condition and ability to execute our business plans, and the expense of effecting the reverse split. Notwithstanding approval of the reverse split by our stockholders, the Board of Directors may, in its sole discretion, abandon the proposal and determine, prior to the effectiveness of any filing with the Secretary of State of the State of Nevada, not to affect the reverse split. If the Board of Directors fails to implement the reverse split on or prior to the one year anniversary of this meeting, stockholder approval again would be required prior to implementing any reverse stock split.

Effective Date

If the amendment to the Amended and Restated Articles of Incorporation is approved by our stockholders and implemented by the Board of Directors, the reverse split would become effective upon the filing of an amendment to our Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada. Except as explained below with respect to fractional shares, on the Effective Date, shares of common stock issued and outstanding immediately prior thereto would be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with reverse split ratio determined by the Board of Directors within the limits set forth in this proposal.

Fractional Shares Rounded Up

The reverse stock split would not alter any stockholder’s percentage interest in our Company’s equity, except for negligible amounts resulting from the rounding up of fractional shares. In lieu of any fractional shares to which a stockholder would otherwise be entitled as a result of the reverse stock split (by virtue of holding a number of shares of common stock not evenly divisible by the ratio of the reverse stock split), we would round up any fraction of a share to the next number of whole shares of common stock.  No fractional shares of common stock would be issued as a result of the reverse split. The intention of the reverse stock split is not to reduce the number of our stockholders, and therefore we would not pay cash in lieu of fractional shares.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-reverse split shares, subject to adjustment for treatment of fractional shares.

Exchange of Stock Certificates

As soon as practicable after the Effective Date of the reverse stock split, stockholders will be notified that the reverse split has been effected. Stockholders holding shares of common stock in certificated form will be sent a transmittal letter by our transfer agent. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse split shares (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the reverse stock split, subject to the treatment of fractional shares described above. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse split shares to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s).  STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Warrants and Options

All outstanding warrants and options to purchase shares of our common stock would be adjusted as a result of any reverse stock split to help qualify for stock exchange listing, as required by the terms of those securities. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the reverse stock split to help qualify for stock exchange listing.

Series E Preferred Stock

The price at which the Series E preferred stock can be converted to common stock would be adjusted as a result of any reverse stock split, as required by the terms of those securities.  In particular, the number of shares issuable upon conversion of each Series E preferred stock would be reduced, and the conversion price per share would be increased, in accordance with the terms of the Certificate of Designation of Series E Convertible Preferred Stock and based on the ratio of the reverse stock split.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of certain federal income tax consequences to holders of our common stock who receive shares of our common stock as a result of the reverse stock split. The discussion is based on the Internal Revenue Code of 1986, as amended (“Code”), and laws, regulations, rulings and decisions in effect as of the date of this Proxy Statement, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. No state, local or foreign tax consequences are addressed herein.  Moreover, this description does not address the U.S. federal estate and gift tax, Medicare tax on net investment income, alternative minimum tax or other tax consequences of the reverse stock split.

This discussion is for general information only and does not purport to be a complete discussion or analysis of all potential tax consequences that may apply to a stockholder. Also, this discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax exempt entities.  This discussion also assumes that pre-reverse stock split shares of our common stock were, and the post-reverse stock split shares of our common stock will be, held as a “capital asset,” as defined in Section 1221 of the Code (generally, property held for investment).  If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

This discussion is not binding on the Internal Revenue Service (“IRS”) or the courts and there can be no assurance that the IRS, or a court in the event of an IRS challenge, will agree with the conclusions stated herein.

EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR CONCERNING THE PARTICULAR U.S. FEDERAL TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT, AS WELL AS THE CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL OR FOREIGN INCOME TAX CONSEQUENCES.

For federal income tax purposes, the reverse stock split generally will not result in the recognition of gain or loss by a stockholder who receives solely a reduced number of shares of our common stock as a result of the reverse stock split. A stockholder’s aggregate adjusted tax basis of the post-reverse stock split shares of our common stock will be the same as the aggregated adjusted tax basis of the pre-reverse stock split shares of our common stock exchanged therefor.  In addition, a stockholder’s holding period of the post-reverse stock split shares of our common stock will include the stock holder’s holding period for the pre-reverse stock split shares of our common stock exchanged therefor.  A stockholder that holds their pre-reverse stock split shares of our common stock with differing bases or holding periods should consult their tax advisors with regard to identifying the bases or holding periods of the particular post-reverse stock split shares of our common stock received in the reverse stock split.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this reverse split proposal except to the extent of their ownership of shares of our common stock.

No Dissenters’ Rights

Under Nevada law, stockholders of our Company do not have the right to dissent and obtain an appraisal of their shares with respect to the corporate actions described in this Proxy Statement.

PROPOSAL NO. 5— APPROVAL TO REDUCE NUMBER OF AUTHORIZED SHARES

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the approval of the proposal to authorize the Board of Directors, in the event the Reverse Split Proposal is approved and the reverse split is effected, to file an amendment to our Amended and Restated Articles of Incorporation to reduce the number of shares of common stock authorized to be issued by the Company to a number determined by the Board of Directors in its discretion, which number of shares of common stock authorized to be issued shall be not less than 100,000,000 shares or more than 250,000,000 shares.

In the event the Board of Directors, pursuant to shareholder authority, determines to effect a reverse split, as discussed in Proposal No. 4 above, and this Proposal No. 5 is approved by the shareholders, the Board of Directors will have the discretion to reduce the number of shares of common stock authorized to a number which shall be not less than 100,000,000 shares or more than 250,000,000 shares.  The number of shares of common stock that were issued and outstanding as of October 24, 2013 was 273,292,023. The number of shares of common stock that we are currently authorized to issue is 500,000,000.

The proposal being submitted to the shareholders provides that, in the event a reverse split is effected, the Board of Directors will have the discretion to reduce the number of our authorized shares to a lower number between 100,000,000 and 250,000,000 shares. Accordingly, assuming that the Board of Directors determines to implement a reverse split, the Board of Directors would have the authority to reduce our authorized common stock. However, the Board of Directors will have the sole discretion to determine whether or not to implement such a reduction in authorized common stock in connection with the reverse split. Alternatively, the Board of Directors will have the sole discretion to implement a reduction in authorized common stock to a lesser degree such that, following the reverse split, the ratio of authorized common stock to issued and outstanding common stock would be higher than that in effect prior to the reverse split. Therefore, in the event that the Board of Directors determines to implement a reverse split but not to implement a proportionate reduction in authorized common stock, we would, in effect, have authority to issue a greater number of shares of common stock than prior to the reverse split. There are no written or oral plans, arrangements or understandings with respect to the issuance of any such additional common stock.

THE BOARD AND ITS COMMITTEES

Meetings and Committees of the Board of Directors

During 2012, our Board of Directors held one formal meeting.  During 2013, our Board of Directors has held 13 formal meetings through October 24, 2013.

We currently do not maintain any committees of the Board of Directors. Given our size and the development of our business to date, we believe that the Board of Directors through its meetings can perform all of the duties and responsibilities which might be contemplated by a committee.

Board Committees

Audit Committee. If we satisfy the initial listing standards for listing our common stock on the NYSE MKT or The NASDAQ Stock Market or another U.S. national securities exchange, we will establish an audit committee of the Board of Directors. The audit committee will consist of independent directors, of which at least one director will qualify as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. The audit committee’s duties will be to recommend to our Board of Directors the engagement of independent auditors, to audit our financial statements and to review our accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee. If we satisfy the initial listing standards for listing our common stock on the NYSE MKT or The NASDAQ Stock Market or another U.S. national securities exchange, we will establish a compensation committee of the Board of Directors. The compensation committee will review and approve our salary and benefits policies, including compensation of executive officers. The compensation committee will also administer our equity incentive plans and recommend and approve grants under such plans.  Our Board of Directors, Stephen Alfers, Alex Morrison, and Barry Honig currently participate in the consideration of executive officer and director compensation.

Corporate Governance and Nominating Committee.  If we satisfy the initial listing standards for listing our common stock on the NYSE MKT or The NASDAQ Stock Market or another U.S. national securities exchange, we will establish a corporate governance and nominating committee of the board of directors. The corporate governance and nominating committee will be responsible for overseeing and evaluating the board’s performance, selecting and evaluating prospective director nominees and reviewing board and board committee compensation. The corporate governance and nominating committee will also oversee and provide advice to the board of directors regarding corporate governance policies, practices and procedures.  Our Board of Directors, Stephen Alfers, Alex Morrison, and Barry Honig currently consider any director nominees.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its shareholders to have these two positions overlap due to the small size of the Company.

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board of Director’s appetite for risk. While the Board of Directors oversees our company, our company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board of Directors leadership structure supports this approach.

Board Independence

We currently have three directors serving on our Board of Directors: Mr. Morrison, Mr. Honig and Mr. Alfers. We are not listed on a U.S. national securities exchange and, as such, are not subject to any director independence standards. Using the definition of independence set forth in the rules of the NYSE MKT, one of our directors, Mr. Morrison, would be considered an independent director of the Company.

Stockholder Nominations

Except as may be provided in our bylaws, we do not currently have specified procedures in place pursuant to which whereby security holders may recommend nominees to the Board of Directors.

Communication with the Board

We have established a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors of Pershing Gold should send an email, write or telephone Mindyjo Germann, Executive Administrator and Corporate Secretary, at:

Pershing Gold Corporation

1658 Cole Blvd., Building 6

Suite 210

Lakewood, Colorado 80401

Telephone: (877) 705-9357

Facsimile: (303) 839-5907

Email: investors@pershinggold.com

Any such communication must state the type and amount of Pershing Gold securities held by the stockholder and must clearly state that the communication is intended to be shared with the Board of Directors. Ms. Germann will forward any such communication to the members of the Board of Directors.

Director Attendance at the Annual Meeting

All members of the Board of Directors are encouraged, but not required, to attend annual meetings, if any, of stockholders.

Compensation Committee Interlocks and Insider Participation

We currently do not maintain a compensation committee of the Board of Directors or other committee performing equivalent functions. During the fiscal year ended December 31, 2012, our Board of Directors, Stephen Alfers, Alex Morrison, and Barry Honig participated in deliberations concerning executive officer compensation.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Code of Ethics

We have not adopted a Code of Ethics. If we satisfy the initial listing standards for listing our common stock on the NYSE MKT or another U.S. national securities exchange, we will adopt a Code of Ethics.

Board Diversity

While we do not have a formal policy on diversity, our Board of Directors considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Board of Directors seeks individuals with experience on public company boards as well as experience in the mining industry and in finance and accounting.

Family Relationships

There are no family relationships among the executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC. Based on the information available to us during 2012, we believe that all applicable Section 16(a) filing requirements were met on a timely basis except that Mr. Honig had five late reports and six transactions that were not reported on a timely basis.

Director Compensation

The following table sets forth with respect to our non-employee directors, compensation information inclusive of equity awards and payments made in the year end December 31, 2012. All compensation paid to Stephen Alfers, our Chief Executive Officer and Chairman of the Board of Directors and David Rector, our former President, is included in the summary compensation table under “Executive Compensation” below.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barry Honig	$—		$1,020,000	$4,909,900	$—	$—	$—	$5,929,900
Alex Morrison	$5,168	(2)	—	—	—	—	—	$5,168

(1)          Amounts represent the aggregate grant date fair value for fiscal year 2012 of stock options granted in 2012 under ASC Topic 718.

(2)          The fee amount amount shown is pro-rated portion of Mr. Morrison’s 2012 annual retainer fee of $25,000 and also includes $1,000 earned for a December 15, 2012 Board of Director’s Meeting.

Except for the compensation described above, we have not had formal compensation arrangements in place for members of our Board of Directors. We may develop formal compensation plans for our directors in order to attract qualified persons and to retain them. We expect that the formal compensation arrangements may be comprised of a combination of cash and equity awards.

On October 1, 2010, we granted to Mr. Honig options to purchase 400,000 shares of common stock at an exercise price of $0.60 per share. The options vest in three equal installments on each of the first, second and third anniversary of the grant date.

On April 6, 2012, we entered into a consulting agreement with Mr. Honig pursuant to which Mr. Honig would provide certain consulting services relating to business development, corporate structure, strategic and business planning, selecting management and other functions reasonably necessary for advancing the business of the Company. The Consulting Agreement has an initial term of three years, subject to renewal. In consideration for the services, we agreed to pay Mr. Honig the following consideration:

•                       A ten-year option (to purchase 12,000,000 shares of our common stock, exercisable at $0.35 per share which shall be vested in full on the date of issuance;

•                       On such date that we receive minimum gross proceeds of at least $5,000,000 due to the occurrence of a Triggering Event (as defined in the Consulting Agreement) or the combination of multiple Triggering Events, Mr. Honig shall receive a one-time payment of $200,000; and

•                       Upon a Change in Control (as defined in the Consulting Agreement) of the Company, Mr. Honig shall receive a one-time payment of $500,000.

On June 18, 2012, we issued options to purchase 1,000,000 shares of Common Stock at an exercise price of $0.34 per share to Mr. Honig, which vested in full upon issuance. Additionally, on June 18, 2012, we issued a restricted stock grant of 3,000,000 shares of Common Stock to Mr. Honig, which vest in three equal annual installments beginning one year from the date of issuance, subject to acceleration under certain events, including a change of control.

Since joining the Board of Directors on November 19, 2012, Mr. Morrison has received an annual retainer fee of $25,000 and a $1,000 fee for every meeting Mr. Morrison attends.  There is no formal agreement for this arrangement.

On February 12, 2013, we granted Mr. Morrison 1,000,000 shares of restricted stock, vesting as follows: 333,334 shares on February 12, 2014, 333,333 shares on February 12, 2015 and 333,333 shares on February 12, 2016, subject to acceleration or forfeiture in certain circumstances, including upon a change of control.

EXECUTIVE OFFICERS

Executive Officers of Pershing Gold

Name	Age	Position
Stephen Alfers	67	Chief Executive Officer, President and Chairman
Eric Alexander	46	Vice President of Finance and Controller
Debra Struhsacker	60	Corporate Vice President

Stephen Alfers.  Mr. Alfers was appointed as our Chief Executive Officer and Chairman on February 9, 2012. Mr. Alfers was appointed as our President on August 6, 2012. Mr. Alfers served as the President and Chief of U.S. Operations of Franco-Nevada Corporation from 2010 to 2011 and its Vice President (Legal) from 2007 to 2009. Mr. Alfers served as President of Franco-Nevada US Corporation, the wholly owned subsidiary of Franco-Nevada Corporation, from 2010 to 2011. Mr. Alfers is the founder and has been President of Alfers Mining Consulting since 2007, which performs consulting services from time to time for mining and exploration companies and investors in these industries. Mr. Alfers served as the President and Chief Executive Officer of NewWest Gold Corporation, a publicly-traded Canadian corporation listed on the Toronto Stock Exchange, from 2006 to 2007. Mr. Alfers also served on the Board of Directors of NewWest Gold Corporation from 2005 to 2007. Mr. Alfers served as President and Chief Executive Officer of the NewWest Resources Group from 2001 to 2005 and as President and Chief Executive Officer of NewWest Gold Corporation, a privately-held Delaware Corporation, from 2005 to 2006. Mr. Alfers was the founder and managing partner of Alfers & Carver LLC from 1995 to 2001, a boutique natural resources law firm. Mr. Alfers received a J.D. from the University of Virginia, an M.A. in Monetary Policy and Public Finance from the University of Denver and a B.A. in Economics from the University of Denver. Mr. Alfers was chosen to be a director of the Company based on his extensive mining industry and operational experience, and his mining industry legal expertise.

Eric Alexander.  Mr. Alexander was appointed Vice President of Finance and Controller in September 2012. Prior to the joining the Company, Mr. Alexander was the Corporate Controller for Sunshine Silver Mines Corporation, a privately held mining company with exploration and pre-development properties in Idaho and Mexico, from March 2011 to August 2012. He was a consultant to Hein & Associates LLP from August 2012 to September 2012 and a Manager with Hein & Associates LLP from July 2010 to March 2011. He served from July 2007 to May 2010 as the Corporate Controller for Golden Minerals Company (and its predecessor, Apex Silver Mines Limited), a publicly traded mining company with operations and exploration activities in South America and Mexico. He has over 23 years of corporate, operational and business experience, and eight years of mining industry experience. In addition to working in the industry he also held the position of Senior Manager with the public accounting firm KPMG LLP, focusing on mining and energy clients. Mr. Alexander has a B.S. in Business Administration (concentrations in Accounting and Finance) from the State University of New York at Buffalo and is also a licensed CPA.

Debra Struhsacker.  Ms. Struhsacker was appointed Corporate Vice President in September 2013. From June 2006 until joining the Company, Ms. Struhsacker was the principal of her own consulting business, providing management and coordination of environmental permitting strategies and execution and other environmental, regulatory, governmental and community relations issues to mining companies.  She has provided consulting services to the Company at the Relief Canyon Project since 2011.  She served as Vice President, U.S. Governmental and Regulatory Affairs for Kinross Gold USA, Inc., a subsidiary of Kinross Gold Corporation, from July 2003 to May 2006, and was engaged in her own consulting business from April 1991 until June 2003.   Ms. Struhsacker has over 25 years of experience in hardrock mining and environmental issues, including related public policy issues, permitting and reclamation.  She has a B.A. in Geology and French from Wellesley College and a M.S. in Geology from the University of Montana.  Ms. Struhsacker is a certified professional geologist (Wyoming and American Institute of Professional Geologists) and a certified environmental manager (Nevada).

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the overall compensation earned over each of the past two fiscal years ended December 31, 2012 by each of our named executive officers during fiscal 2012. The value attributable to any Option Awards and Stock Awards reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Stephen Alfers (2)	2011	—	—	—	—	—	—
Chief Executive Officer, President and Chairman	2012	229,163	—	5,920,500	7,580,000	500,000	14,499,663
Eric Alexander(3)	2011	—	—	—	—	—	—
Vice President of Finance and Controller	2012	47,115	—	—	70,920	—	118,035
David Rector (4)	2011	87,500	20,000	—	—	—	107,500
Former President and director	2012	179,340	—	138,350	340,000	—	657,690
Adam Wasserman (5)	2011	—	—	—	—	72,000	72,000
Former Chief Financial Officer	2012	—	—	—	—	99,256	99,256

(1)                  Reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718 except that the amount shown assumes no forfeitures.

(2)                  Mr. Alfers was appointed Chief Executive Officer and Chairman on February 29, 2012 and President on March 6, 2012.  The salary amount shown is pro-rated portion of his 2012 annual salary of $250,000.

(3)                  Mr. Alexander was appointed Vice President of Finance and Controller on November 21, 2012.  The salary amount shown is pro-rated portion of his 2012 annual salary of $175,000 from Mr. Alexander’s start date on September 24, 2012.

(4)                  Mr. Rector served as our President from May 12, 2011 to March 6, 2012 and as a director from August 8, 2011 to November 20, 2012.

(5)                  Mr. Wasserman served as our Chief Financial Officer from November 11, 2010 to November 19, 2012.  Since Mr. Wasserman was a consultant, he did not receive salary.

Agreements with Executive Officers

Stephen Alfers

We entered into an employment agreement with Stephen Alfers on February 9, 2012 which was amended on February 8, 2013, pursuant to which Mr. Alfers shall serve as our Chief Executive Officer until December 31, 2015, subject to renewal. Pursuant to the terms of his employment agreement, Mr. Alfers is entitled to a base salary of $250,000 per year and was issued (i) 12,000,000 shares of the Company’s restricted common stock and (ii) an option to purchase 10,000,000 shares of the Company’s common stock with a term of ten years and an exercise price of $0.49 per share.

The 12,000,000 shares of the Company’s restricted common stock vest as follows: 3,000,000 shares two years from the date of the employment agreement; 6,000,000 shares on March 14, 2014; and 3,000,000 shares three years from the date of the employment agreement. Vesting accelerates upon certain events, including a change in control of the Company, as described below.

Mr. Alfers also received a one-time bonus of $500,000 at the time of entering into the employment agreement. Also under his employment agreement, Mr. Alfers is entitled to receive an annual bonus if the Company meets or exceeds certain criteria adopted by the Board of Directors. The “Target Bonus” for Mr. Alfers equals 100% of his annualized base salary for that year if target levels of performance for that year are achieved, with greater or lesser amounts paid for performance above and below the target.

Certain amounts payable to Mr. Alfers as compensation are subject to claw-back rights in the event of restatements of our financial information for a period of three years after termination.

Upon Mr. Alfers’ termination without Cause (as defined in the employment agreement), within six months prior to or 24 months following a Change in Control (a “Change in Control Period”) or upon Mr. Alfers’ Resignation for Good Reason (as defined in the employment agreement) during a Change in Control Period, we are required to pay to Mr. Alfers (in addition to any Accrued Obligations as defined in the employment agreement), a lump sum in an amount equal to (x) three times (y) the sum of (i) Mr. Alfers’ then in effect base salary plus (ii) Mr. Alfers’ Target Bonus (as defined in the employment agreement) for the year in which the Change in Control occurs. Additionally, any unvested equity awards that were granted prior to the Change in Control, including the awards described herein, fully and immediately vest on the Change in Control.

Upon Mr. Alfers’ termination without Cause or upon Mr. Alfers’ Resignation for Good Reason in the absence of a Change in Control (as such terms are defined in the employment agreement), we are required to pay to Mr. Alfers (in addition to any Accrued Obligations as defined in the employment agreement), a lump sum in an amount equal to (x) two times (y) the sum of (i) Mr. Alfers’ then in effect base salary plus (ii) the average of Mr. Alfers’ bonuses payable with respect to the two prior fiscal years. Additionally, the initial equity grant shall fully and immediately vest. Except for the initial equity grant, any unvested equity grants are forfeited as of the date of termination, and any vested equity awards are treated as specified in the applicable equity plan and award agreement.

On June 18, 2012, we issued options to purchase 5,000,000 shares of common stock at an exercise price of $0.34 per share to Mr. Alfers, which vested in full upon issuance. Additionally, on June 18, 2012, we issued a restricted stock grant of 5,000,000 shares of common stock to Mr. Alfers, pursuant to a restricted stock agreement which was amended on February 8, 2013.  The 5,000,000 shares of restricted stock were granted in two separate awards:  (i) 1,107,490 shares of restricted stock were granted to Mr. Alfers pursuant to the Company’s 2012 Equity Incentive Plan and (ii) 3,892,510 shares of restricted stock were granted to Mr. Alfers pursuant to an individual equity incentive plan, but subject to the same terms of the Company’s 2012 Equity Incentive Plan. The 5,000,000 shares of restricted stock vest as follows: 33.33% on March 14, 2014, 33.33% on June 18, 2014, and 33.34% on June 18, 2015, subject to acceleration under certain events, including a change of control, as described above.

Eric Alexander

We entered into a revised offer letter with Mr. Alexander on November 21, 2012, amended on February 8, 2013, pursuant to which Mr. Alexander has an annual salary of $175,000. In addition, in connection with his appointment, the Company granted Mr. Alexander 200,000 shares of the Company’s restricted stock. The 200,000 shares of restricted stock were granted in two separate awards: (i) 44,300 shares of restricted stock were granted to Mr. Alexander pursuant to the Company’s 2012 Equity Incentive Plan and (ii) 155,700 shares of restricted stock were granted to Mr. Alexander pursuant to an individual equity incentive plan, but subject to the same terms of the Company’s 2012 Equity Incentive Plan.  The 200,000 shares of restricted stock vest as follows: 33.33% on March 14, 2014, 33.33% on November 30, 2014, and 33.34% on November 30, 2015, subject to acceleration under certain events, including a change of control.

In connection with the offer letter we entered into with Eric Alexander, we also entered into a severance compensation agreement with Mr. Alexander on November 21, 2012. Upon a Qualifying Termination (as defined in the severance compensation agreement) occurring on or within twelve months following a Change of Control (as defined in severance compensation agreement), we are required to pay Mr. Alexander a lump-sum severance payment equal to one and a half times the sum of (i) Mr. Alexander’s base salary, plus (ii) the greater of Mr.

Alexander’s Annual Bonus Amount or Mr. Alexander’s Assumed Bonus Amount (both as defined in the severance compensation agreement).

We granted Mr. Alexander 1,000,000 shares of restricted stock on February 12, 2013, vesting as follows: 333,334 shares on February 12, 2014, 333,333 shares on February 12, 2015 and 333,333 shares on February 12, 2016, subject to acceleration or forfeiture in certain circumstances, including a change of control.

Debra Struhsacker

We entered into an offer letter with Ms. Struhsacker on September 23, 2013 pursuant to which Ms. Struhsacker serves as the Company’s Corporate Vice President and has an annual salary of $200,000.

In connection with the offer letter we entered into with Ms. Struhsacker, we also entered into a severance compensation agreement with Ms. Struhsacker on September 23, 2013. Upon a Qualifying Termination (as defined in the severance compensation agreement) occurring on or within twelve months following a Change of Control (as defined in severance compensation agreement), we are required to pay Ms. Struhsacker a lump-sum severance payment equal to one and a half times the sum of (i) Ms. Struhsacker’s base salary, plus (ii) the greater of Ms. Struhsacker’s Annual Bonus Amount or Ms. Struhsacker’s Assumed Bonus Amount (both as defined in the severance compensation agreement).

Prior to Ms. Struhsacker’s election as Corporate Vice President, we granted Ms. Struhsacker 750,000 shares of restricted stock on February 12, 2013, vesting as follows: 250,000 shares on February 12, 2014, 250,000 shares on February 12, 2015, and 250,000 shares on February 12, 2016, subject to acceleration or forfeiture in certain circumstances, including a change of control.

In addition, prior to Ms. Struhsacker’s election, the Company granted Ms. Struhsacker 400,000 stock options on March 6, 2012, vesting as follows: 100,000 options on the date of issuance, 100,000 options December 31, 2012, 100,000 options on December 31, 2013 and 100,00 options on December 31, 2014.  The Company granted Ms. Struhsacker 88,600 stock options on June 18, 2012, vesting as follows:  22,150 options on the date of issuance, 22,150 options December 31, 2012, 22,150 options December 31, 2013 and 22,150 options December 31, 2014.  The Company also granted Ms. Struhsacker 311,400 stock options on June 18, 2012, vesting as follows: 77,850 options on the date of issuance, 77,850 options December 31, 2012, 77,850 options December 31, 2013 and 77,850 options December 31, 2014.  All vesting schedules are subject to acceleration under certain events, including a change of control.

Adam Wasserman

We entered into an engagement letter with Adam Wasserman in September 2010. Pursuant to the terms of this engagement letter, Mr. Wasserman was paid a monthly retainer fee of $4,000 for accounting services performed beginning October 2010 and a onetime fee of 20,000 shares of common stock upon execution of the engagement letter. We valued the common stock at the fair market value on the date of grant at $0.60 per share. On March 1, 2011, the retainer fee was increased to $6,000 per month. Mr. Wasserman agreed to act as our Chief Financial Officer. During the fiscal year ended December 31, 2011 and 2012, fees amounted to $72,000 and $99,256, respectively. Mr. Wasserman resigned on November 19, 2012.

David Rector

David Rector served as our President from May 12, 2011 to February 9, 2012. Mr. Rector served as the Vice President of Finance and Administration from February 9, 2012 to November 20, 2012. Mr. Rector is not party to an employment agreement with us. Under the terms of an oral agreement, we made periodic payments to Mr. Rector as compensation for his services to us as an officer and director. The amount of this compensation was determined from time to time by our Board of Directors, of which he was a member. From February 9, 2012 through his resignation on November 20, 2012, we paid Mr. Rector $15,417 per month for his services. Mr. Rector remained as an employee of the Company to assist with transition matters and other projects until the end of 2012.

Indemnification Agreements

In February 2013, the Company entered into indemnification agreements with our directors and executive officers, providing for indemnification against all expenses, judgments, fines and amounts paid in settlement incurred by such indemnitee in connection with any threatened, pending or completed action, suit, alternative dispute resolution mechanism or proceeding to which indemnitee was or is a party or is threatened to be made a party by reason of the fact that indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, to the fullest extent permitted by Nevada law. The indemnification agreements also provide for the advancement of expenses (including attorneys’ fees) incurred by the indemnitee in connection with any action, suit, alternative dispute resolution mechanism or proceeding (subject to the terms and conditions set forth therein). The indemnification agreements contain certain exclusions, including proceedings initiated by the indemnitee unless such advancement is specifically approved by a majority of our disinterested directors.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of equity awards of our named executive officers at December 31, 2012. This table includes unexercised and unvested options and equity awards. Each outstanding award is shown separately for each named executive officer.

Option awards								Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable		Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date		Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Stephen Alfers	10,000,000	(1)	0	0	0.49	2/9/22		0	0	0		0
Stephen Alfers	0		0	0	—	—		0	0	12,000,000	(2)	$5,880,000
Stephen Alfers	5,000,000	(3)	0	0	0.34	6/18/22		0	0	0		0
Stephen Alfers	0		0	0	—	—		0	0	1,107,490	(4)	$376,547
Stephen Alfers	0		0	0	—	—		0	0	3,892,510	(5)	$1,323,453
Eric Alexander	0		0	0	—	—		0	0	44,300	(6)	$15,505
Eric Alexander	0		0	0	—	—		0	0	155,700	(7)	$54,495
David Rector	500,000	(8)	0	0	0.34	6/18/22	(8)	0	0	0		0

(1)               Options granted under executive employment agreement dated February 9, 2012.  The options vested in full upon issuance.

(2)               Restricted shares granted under executive employment agreement dated February 9, 2012. The shares vest as follows: (i) 3,000,000 shares of restricted stock vest on February 9, 2014, (ii) 6,000,000 shares of restricted stock vest on March 14, 2014, and (iii) 3,000,000 shares of restricted stock vest on February 9, 2015, subject to acceleration under certain events, including a change of control.

(3)               Options granted on June 18, 2012.  The options vested in full upon issuance.

(4)               Restricted stock granted on June 18, 2012.  The 1,107,490 shares of restricted stock were granted to Mr. Alfers pursuant to the Company’s 2012 Equity Incentive Plan.  The shares vest as follows: (i) 33.33% on March 14, 2014, (ii) 33.33% on June 18, 2014, and (iii) 33.34% on June 18, 2015, subject to acceleration under certain events, including a change of control.

(5)               Restricted stock granted on June 18, 2012.  The 3,892,510 shares of restricted stock were granted to Mr. Alfers pursuant to an individual equity incentive plan, but subject to the same terms of the Company’s 2012 Equity Incentive Plan.  The shares vest as follows: (i) 33.33% on March 14, 2014, (ii) 33.33% on June 18, 2014, and (iii) 33.34% on June 18, 2015, subject to acceleration under certain events, including a change of control.

(6)               Restricted stock granted under revised offer letter dated November 21, 2012.  The 44,300 shares of restricted stock were granted to Mr. Alexander pursuant to the Company’s 2012 Equity Incentive Plan.  The shares vest as follows:  (i) 33.33% on March 14, 2014, (ii) 33.33% on November 30, 2014, and (iii) 33.34% on November 30, 2015, subject to acceleration under certain events, including a change of control.

(7)               Restricted stock granted under revised offer letter dated November 21, 2012.  The 155,700 shares of restricted stock were granted to Mr. Alexander pursuant to an individual equity incentive plan, but subject to the same terms of the Company’s 2012 Equity Incentive Plan.  The shares vest as follows:  (i) 33.33% on March 14, 2014, (ii) 33.33% on November 30, 2014, and (iii) 33.34% on November 30, 2015, subject to acceleration under certain events, including a change of control.

(8)               Options granted on June 18, 2012.  The options vested on December 31, 2012.  The expiration date of the stock options is June 18, 2022; however, pursuant to the Amendment to Non-Qualified Stock Option Agreement March 28, 2013, the post-termination exercise period expires on December 31, 2013.

Company Equity Incentive Plans

Our Board of Directors and stockholders have adopted three equity incentive plans:  (i) the 2010 Equity Incentive Plan, adopted September 29, 2010, pursuant to which 2,800,000 shares of our common stock were reserved for issuance as awards, and as of October 24, 2013, 650,000 shares remain available for issuance; (ii) the 2012 Equity Incentive Plan, adopted February 9, 2012, pursuant to which 40,000,000 shares of our common stock were reserved for issuance as awards, and as of October 24, 2013, no shares remain available for issuance; and (iii) the 2013 Equity Incentive Plan, adopted February 12, 2013, pursuant to which 40,000,000 shares of our common stock were reserved for issuance as awards, and as of October 24, 2013, 33,300,000 shares remain available for issuance.

The purpose of the 2010 and 2012 Equity Incentive Plans is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success.  The purpose of the 2013 Equity Incentive Plan is to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

The Equity Incentive Plans provide for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights and other types of stock-based awards to our employees, officers, directors and consultants. The Equity Incentive Plans are administered by either our Board of Directors or a committee appointed by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our voting securities as of October 24, 2013 by:

•                  each person known by us to beneficially own more than 5.0% of any class of our voting securities;

•                  each of our directors;

•                  each of our named executive officers; and

•                  all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or dispositive power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned.

As of October 24, 2013, we had 273,292,023 shares outstanding.

	Common Stock (1)
Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
5% Owners
Frost Gamma Investments Trust(2)	53,031,350		19.40%
Executive Officers and Directors
Stephen Alfers	32,420,000	(3)	11.23%
Eric Alexander	1,200,000	(4)	* %
Debra Struhsacker	1,150,000	(5)	* %
Barry Honig	68,400,103	(6)(7)	21.71%
Alex Morrison	1,000,000	(8)	* %
Executive Officers and Directors as a Group (Five persons)	104,170,103		31.50%

*Less than one percent (1.0%).

(1)     Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock assumes the exercise of all options, warrants and other securities convertible into common stock beneficially owned by such person or entity currently exercisable or exercisable within 60 days of October 24, 2013. In computing the number of shares beneficially owned and the percentage ownership, shares of common stock that may be acquired within 60 days of October 24, 2013 pursuant to the exercise of options, warrants or other securities convertible into common stock are deemed to be outstanding for that person. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)     The address of Frost Gamma Investments Trust is 4400 Biscayne Blvd., Miami, FL 33137.  Dr. Philip Frost is the trustee of Frost Gamma Investments Trust and, in such capacity, has voting and dispositive power over the securities held for the account of Frost Gamma Investments Trust. This information is based upon a Form 4 which was filed with the SEC on June 25, 2013.

(3)     Includes (i) 17,000,000 shares of restricted stock which has not vested but over which Mr. Alfers holds voting power, (ii) options to purchase 10,000,000 shares of common stock with an exercise price of $0.49 per share, which are fully vested, (iii) options to purchase 5,000,000 shares of common stock with an exercise price of $0.35 per share, which are fully vested, (iv) 300,000 shares of common stock issuable upon conversion of the Series E Convertible Preferred Shares held by Mr. Alfers, and (v) 120,000 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E Convertible Preferred Stock.

(4)     Includes 1,200,000 shares of restricted stock which has not vested but over which Mr. Alexander exercises voting power.

(5)     Includes (i) 750,000 shares of restricted stock which has not vested but over which Ms. Struhsacker exercises voting power, (ii) options to purchase 200,000 shares of common stock with an exercise price of $0.45 per share, which are fully vested, and (iii) options to purchase 200,000 shares of common stock with an exercise price of $0.34 per share, which are fully vested.  Does not include options to purchase 400,000 shares of common stock which will not vest within 60 days of October 24, 2013.

(6)     Includes:

(i) 15,359,662 shares of common stock, 2,000,000 shares of restricted stock which has not vested but over which Mr. Honig exercises voting power, options to purchase 13,400,000 shares of common stock, which are fully vested, 1,956,000 shares of common stock issuable upon conversion of the Series E Convertible Preferred Shares, and 782,400 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E Convertible Preferred Stock, all of which are held directly by Mr. Honig;

(ii) 7,774,712 shares of common stock, 10,227,000 shares of common stock issuable upon conversion of the Series E Convertible Preferr ed Shares, and 4,999,637 shares of common stock issuable upon exercise of warrants (3,636,000 of which were received in connection with the issuance of the Series E Convertible Preferred Stock), all of which are held by GRQ Consultants, Inc. 401K (“GRQ 401K”);

(iii) 993,692 shares of common stock held by GRQ Consultants, Inc. (“GRQ Consultants”);

(iv) 530,000 shares of common stock, 6,210,000 shares of common stock issuable upon conversion of the Series E Convertible Preferred Shares, and 1,726,800 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E Convertible Preferred Stock, all of which are held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“GRQ Roth 401K”); and

(v) 1,743,000 shares of common stock issuable upon conversion of the Series E Convertible Preferred

Shares and 697,200 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E Convertible Preferred Stock, all of which are held by GRQ Consultants, Inc. Defined Benefit Plan (“GRQ Defined”).

(vi) Mr. Honig is the trustee of GRQ 401K, GRQ Roth 401K and GRQ Defined and President of GRQ Consultants, and, in such capacities, has voting and dispositive power over the securities held by GRQ 401K, GRQ 401K, GRQ Defined and GRQ Consultants.

(7)     Excludes 1,628,000 shares of common stock held by ALAN S HONIG C/F HARRISON JAMES HONIG UTMA FL, 400,000 shares of common stock held by ALAN S HONIG C/F RYAN HONIG UTMA FL, 400,000 shares of commons stock held by ALAN HONIG C/F CAMERON HONIG UTMA FL, and 400,000 shares of common stock held by ALAN S HONIG C/F JACOB HONIG UTMA FL, all of which Mr. Honig’s father, as custodian, has voting and dispositive power over shares held by such accounts. Mr. Honig exercises no investment or voting power and disclaims beneficial ownership of the shares owned by accounts for which his father is custodian.

(8)     Represents 1,000,000 shares of restricted stock which has not vested but over which Mr. Morrison exercises voting power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

We do not have a formal written policy for the review and approval of transactions with related parties.  Our Board of Directors is responsible for reviewing and approving or ratifying related-persons transactions.  We annually require each of our directors and executive officers to complete a directors’ or officers’ questionnaire, respectively, that elicits information about related party transactions. Our Board of Directors and legal counsel annually review all transactions and relationships disclosed in the directors’ and officers’ questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence. If the transaction were to present a conflict of interest, the Board of Directors would determine the appropriate response.

Related Person Transactions

We have entered into agreements and arrangements with our executive officers and directors that are more fully described above under “Executive Compensation — Agreements with Executive Officers”, Executive Compensation — Indemnification Agreements”, and “Director Compensation”.

Transactions with Frost Gamma

On February 23, 2012, we issued 600,000 shares of our Series D Convertible Preferred Stock and warrants to purchase an aggregate of 5,250,000 shares of our common stock at an exercise price of $0.40 per share for an aggregate purchase price of $600,000 to Frost Gamma.

On March 29, 2012, Frost Gamma exercised certain warrants on a cashless basis and received 2,967,143 shares of our common stock (using a VWAP (as defined in such warrants) of $0.919 for this calculation) sixty one (61) days from the date of exercise.

On March 30, 2012, Frost Gamma fully converted certain indebtedness in the then current principal amount of $4,515,604 and accrued and unpaid interest thereon and received 4,546,345 shares of our Series D Convertible Preferred Stock. The conversion price was at $1.00 per share (the stated value of the Series D Convertible Preferred Stock). As an inducement to fully convert such indebtedness, Frost Gamma also received an additional 940,623 shares of our Series D Convertible Preferred Stock.

On March 30, 2012, Frost Gamma fully converted certain indebtedness in the then current principal amount of $4,515,604 and accrued and unpaid interest thereon and received 4,546,345 shares of our Series D Convertible Preferred Stock. The conversion price was at $1.00 per share (the stated value of the Series D Convertible Preferred

Stock). As an inducement to fully convert such indebtedness, Frost Gamma also received an additional 940,623 shares of our Series D Convertible Preferred Stock.

On June 19, 2012, we entered into a Conversion Agreement with Frost Gamma whereby Frost Gamma agreed to convert agreed to convert 3,284,396 shares of the our Series C Preferred Stock (representing 100% of our Series C Preferred Stock outstanding) into 10,263,738 shares of Common Stock and 6,086,968 shares of Series D Preferred Stock (representing 100% of our issued and outstanding Series D Preferred Stock) into 19,021,775 shares of Common Stock. In connection with, and as further consideration for, the foregoing conversion, we issued Frost Gamma an additional 3,000,000 shares of Common Stock. The Series C Preferred Stock and Series D Preferred Stock are governed by certain beneficial ownership blockers preventing the holder from converting such securities to the extent such conversion would cause the holder to beneficially hold in excess of 9.99% of our issued and outstanding Common Stock. Pursuant to the terms of the Conversion Agreement, Frost Gamma provided 61 days’ notice of the waiver of such beneficial ownership blockers and accordingly, Frost Gamma will only receive such number of shares as would cause it to beneficially own 9.99% of our Common Stock and will receive and beneficially own the balance of such shares of Common Stock in 61 days.

On June 19, 2012, we entered into a Conversion Agreement with Frost Gamma whereby Frost Gamma agreed to convert 3,284,396 shares of the our Series C Preferred Stock (representing 100% of our Series C Preferred Stock outstanding) into 10,263,738 shares of Common Stock and 6,086,968 shares of Series D Preferred Stock (representing 100% of our issued and outstanding Series D Preferred Stock) into 19,021,775 shares of Common Stock. In connection with, and as further consideration for, the foregoing conversion, we issued Frost Gamma an additional 3,000,000 shares of Common Stock. The Series C Preferred Stock and Series D Preferred Stock are governed by certain beneficial ownership blockers preventing the holder from converting such securities to the extent such conversion would cause the holder to beneficially hold in excess of 9.99% of our issued and outstanding Common Stock. Pursuant to the terms of the Conversion Agreement, Frost Gamma provided 61 days’ notice of the waiver of such beneficial ownership blockers and accordingly, Frost Gamma will only receive such number of shares as would cause it to beneficially own 9.99% of our Common Stock and will receive and beneficially own the balance of such shares of Common Stock in 61 days.

Transactions or Relationships with or involving Mr. Honig

As of December 31, 2012, Continental Resources Group, Inc. owned 76,095,215 shares, or approximately 28.58% of our common stock. From time to time since August 2011, we advanced an aggregate of $350,000 to Continental for its operating expenses. As of the date hereof, Continental has been liquidated and approximately $518,000 of this debt remains outstanding. Mr. Honig, a member of our Board of Directors, was the largest shareholder of Continental and beneficially owned 12,194,236 shares, or 12.8%, of Continental prior to its liquidation in March 2013. In addition, 3,535,000 shares of Continental were owned by various Uniform Transfer to Minor Act accounts for which Mr. Honig’s father is custodian. Mr. Honig exercised no investment or voting power and disclaimed beneficial ownership of the shares owned in the name of his father or by accounts for which his father is custodian. Although Mr. Honig disclaimed beneficial ownership of such shares, if aggregated, the percent of class represented by the aggregate amount beneficially owned and the excluded shares would have totaled 16.69% of Continental Resources Group, Inc.’s issued and outstanding shares.

In October 2012, the Company entered into an Assignment of Rights and Assumption of Obligation Agreement with Mr. Honig whereby the Company assigned and transferred the rights arising under the Separation Agreement and General Release executed on March 28, 2011 and Agreement for Payment of Future Proceeds executed in April 2011 (collectively the “Separation Agreements”). The Separation Agreements were executed in connection with debts and obligations owed by Gregory Cohen, the former President of the Company. In consideration for the assumption by Mr. Honig of all obligations owned by the Company under the Separation Agreements, Mr. Honig reduced the Company’s outstanding principal note due to him by $33,500. The Company’s outstanding principal note due to Mr. Honig has since been exchanged for 652 shares of Series E preferred stock and warrants to purchase 782,400 shares of common stock in August 2013, as discussed below.

On December 3, 2012, we sold 3,409,091 shares of common stock and warrants to purchase 1,363,637 shares of common stock to Barry Honig in a private placement, for a purchase price of $1,124,999.91. The warrants are exercisable immediately at an exercise price of $0.50 per share and will expire on December 7, 2015, subject to acceleration in certain events including a change in control.

In August 2013, we sold 5,050 shares of Series E preferred stock and warrants to purchase 6,060,000 shares of common stock to Mr. Honig in a private placement for a purchase price of $4,999,500.  We also exchanged with Mr. Honig 652 shares of Series E preferred stock and warrants to purchase 782,400 shares of common stock for the outstanding principal and accrued interest of approximately $646,000 owed by us to Mr. Honig pursuant to the Credit Facility Agreement dated February 23, 2011, as amended, between a subsidiary of the Company and Mr. Honig above.  The exchange was completed on equivalent terms to those investors purchasing in the private placement.

Transactions with Debra Struhsacker

Ms. Struhsacker was a consultant of the Company from August 2011 until she joined the Company as Corporate Vice President in September 2013. We paid Ms. Struhsacker approximately $40,000 in 2011, approximately $200,000 in 2012, and approximately $140,000 in 2013 for her consulting services.

INDEPENDENT PUBLIC ACCOUNTANTS

KBL LLP has served as our independent registered public accounting firm since 2010.  The Company is not submitting to its stockholders for election a principal accountant for the 2014 fiscal year.  The Company will evaluate its principal accountant and make a decision in the Company’s best interests.  We do not anticipate that representatives of KBL LLP will be present at the Annual and Special Meeting of Stockholders.

The following table sets out the aggregate fees billed by KBL LLP for the fiscal years ended December 31, 2012 and 2011 for the categories of fees described.

	Fiscal Year Ended December 31,
	2012	2011
Audit Fees(1)	$72,500	$40,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$72,500	$40,000

(1)    Audit fees include fees for services rendered for the audit of our annual financial statements and reviews of our quarterly financial statements.

OTHER INFORMATION

Stockholder Proposals

There are no proposals by any stockholder which are or could have been included within this Proxy Statement.

We did not hold an annual meeting of stockholders for the fiscal year ended December 31, 2011 and, as such, in order for any stockholder proposal to be included in our proxy materials for our next annual meeting of stockholders, the stockholder must meet the eligibility and procedural requirements of Rule 14a-8 of the Exchange Act and the proposal must be received by us a reasonable time before we begin to print and mail our proxy materials to stockholders. If a stockholder intends to present a matter for a vote at the next annual meeting, other than by submitting a proposal for inclusion in our proxy statement for that meeting, the stockholder must give us timely notice in accordance with applicable SEC rules. To be timely, the stockholder’s notice must be received by us a reasonable time before we begin to print and mail our proxy materials to stockholders.

All stockholder proposals should be submitted to: Pershing Gold Corporation, 1658 Cole Blvd., Bldg. 6, Suite 210, Lakewood, CO 80401, Attention: Corporate Secretary.  We urge you to submit any such proposal by a means which will permit proof of the date of delivery, such as certified mail, return receipt requested.

Householding

The bank, broker or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Proxy Statement to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders who wish to receive a separate copy of the Proxy Statement now, or a separate copy of the Notice of Internet Availability or proxy statement in the future, should write to us at: Pershing Gold Corporation, 1658 Cole Boulevard, Building No. 6, Suite 210, Lakewood, Colorado 80401, Attention: Corporate Secretary. Beneficial owners sharing an address who are receiving multiple copies of the Proxy Statement and wish to receive a single copy of the Notice of Internet Availability or proxy statement in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all stockholders at the shared address in the future.

Furnishing of Proxy Materials

The Proxy Statement is accompanied by a copy of our Annual Report on Form 10-K (including financial statements) for the fiscal year ended December 31, 2012, as amended (the “Form 10-K”), and the Company’s Quarterly Report on Form 10-Q (including financial statements) for the quarterly period ended June 30, 2013, as amended (the “June 2013 Form 10-Q”).

The following information from our Form 10-K, as filed with the SEC pursuant to Section 13 or 15(d) of Exchange, is hereby incorporated by reference into this Proxy Statement:  our consolidated financial statements as of December 31, 2012 and 2011, for the years then ended and for the period from September 1, 2011 (inception) to December 31, 2012.

The following information from our June 2013 Form 10-Q, as filed with the SEC pursuant to Section 13 or 15(d) of Exchange Act, is hereby incorporated by reference into this Proxy Statement:  our consolidated financial statements as of June 30, 2013, for the three and six months ended June 30, 2013 and 2012 and for the period from September 1, 2011 (inception) to June 30, 2013.

OTHER MATTERS

Our management and the Board of Directors know of no other matters to be brought before the Annual and Special Meeting. If other matters are presented properly to the stockholders for action at the Annual and Special Meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the common stock represented by such proxy are entitled to vote.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual and Special Meeting, as we hope you will, you may vote your shares in person.

By order of the Board of Directors,

/s/ Mindyjo Germann
Mindyjo Germann Corporate Secretary

Our Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission (including exhibits) and our Quarterly Report on Form 10-Q, as amended, filed with the Securities and Exchange Commission (including exhibits) will be provided at no charge to any stockholder entitled to vote at the Annual and Special Meeting by first class mail within one business day of receipt of written request to: Pershing Gold Corporation, 1658 Cole Blvd., Bldg. 6, Suite 210, Lakewood, CO 80401, attention: Corporate Secretary, or by calling: (877) 705-9357.

PROXY

PERSHING GOLD CORPORATION

1658 Cole Blvd., Building 6 Suite 210

Lakewood, Colorado 80401

PROXY FOR THE ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 16, 2013

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Eric Alexander, Stephen Alfers and Mindyjo Germann as attorney and proxy for the undersigned, each with the power to appoint his or her substitute, to represent and to vote all the shares of common stock of Pershing Gold Corporation (the “Company”), which the undersigned would be entitled to vote, at the Company’s Annual and Special Meeting of Stockholders to be held at Denver Marriott West located at 1717 Denver W. Blvd., Golden, Colorado 80401, on Monday, December 16, 2013, at 9:00 a.m. local time, and at any postponements or adjournments thereof, subject to the directions indicated on the reverse side hereof.

In their discretion, the Proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the named nominees as directors, FOR Proposals 2, 4, 5 and for “THREE YEARS” on Proposal 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual and Special Meeting of Stockholders to be held December 16, 2013. The Proxy Statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 are available at: http://viewproxy.com/pershinggold/2013

The Board of Directors recommends a vote FOR the election of the named nominees as directors, FOR Proposals 2, 4, 5 and for “THREE YEARS” on Proposal 3.

Proposal No. 1: To elect the following three (3) persons as directors of the Company to serve until their successors are elected and qualified:

Stephen Alfers	☐ FOR	☐ WITHHOLD AUTHORITY
Barry Honig	☐ FOR	☐ WITHHOLD AUTHORITY
Alex Morrison	☐ FOR	☐ WITHHOLD AUTHORITY

Proposal No. 2: To approve, on an advisory basis, the compensation of the Company’s named executive officers as set forth in the Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal No. 3: To approve, on an advisory basis, the frequency of the advisory vote on the compensation of the Company’s named executive officers.

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

Proposal No. 4: To approve amendment to the Company’s Amended and Restated Articles of Incorporation to effect a reverse stock split of the Company’s outstanding shares of common stock at an exchange ratio of not less than 1-for-2 and no more than 1-for-25.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal No. 5: To approve amendment to the Company’s Amended and Restated Articles of Incorporation to reduce the number of shares of common stock authorized to be issued by the Company to a number, at the discretion of the Board of Directors, which shall be not less than 100,000,000 shares or more than 250,000,000 shares.

☐ FOR	☐ AGAINST	☐ ABSTAIN

I plan on attending the meeting ☐

Please mark, date and sign this proxy card and return it in the accompanying envelope.  Please sign as your name(s) appear(s) hereon.  When signing as attorney, executor, administrator, or other fiduciary, please give full title as such.  Joint owners should each sign personally.  All holders must sign.  If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Date: , 2013

Signature

Signature (Joint Owners)